NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A Common Stock; Units, each consisting of one share of Class A common stock and one-third of one redeemable warrant; and Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 (the "Securities") of Concord Acquisition Corp II (the "Company") from listing and registration on the Exchange on June 23, 2025, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE American. The Exchange has determined that the Securities are no longer suitable for listing based on the Company failing to consummate a business combination within (i) 36 months of the effectiveness of its initial public offering registration statement, or (ii) such shorter period that the Company specified in its registration statement. On September 3, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified by letter on September 3, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on September 3, 2024, and trading in the Securities was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company filed such a request on September 10, 2024, within the specified time period. On November 13, 2024, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's Securities. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.